UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2009

Capella Education Company

(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

J. KEVIN GILLIGAN

On January 20, 2009, the Company’s board of directors approved the appointment of J. Kevin Gilligan to serve as Chief Executive Officer, commencing on or before March 5, 2009. The board of directors also appointed Mr. Gilligan to serve as a director of the Company, effective upon commencement of his employment, to serve until the 2009 annual meeting of shareholders of the Company. In addition, Mr. Gilligan will be included in the slate of directors recommended by the board of directors for election at the 2009 annual meeting of shareholders.

Mr. Gilligan, age 53, has served as President and Chief Executive Officer of United Subcontractors, Inc. (USI), a nationwide construction services company based in Edina, Minnesota, since October 2004. Prior to joining USI, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 to 2004. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as President of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan is also a member of two public company boards: ADC Telecommunications, Inc., where he serves as lead director, and Graco Inc.

In connection with his appointment as Chief Executive Officer, the Company has also entered into an employment agreement with Mr. Gilligan, dated January 20, 2009. The terms of Mr. Gilligan’s employment were approved by the Company’s board of directors upon recommendation by the Company’s compensation committee. Pursuant to the terms of his agreement and applicable plans, Mr. Gilligan will receive the following compensation:

Initial annualized base salary: $575,000

Annual cash incentive: Mr. Gilligan will participate in the Company’s annual management incentive plan. For fiscal year 2009, he will have a target bonus opportunity equal to 100% of his base salary, with the opportunity to achieve up to 200% of his base salary if the Company’s financial performance meets or exceeds the maximum award level goals, with a portion of the total opportunity possibly based on achievement of personal objectives. The fiscal year 2009 annual incentive plan financial goals for the Company will be approved by the Company’s compensation committee in February 2009. Mr. Gilligan’s incentive payment for our 2009 fiscal year will be pro-rated based on the date his employment commences.

Long Term Incentive: Mr. Gilligan will be awarded 6,000 shares of Company restricted stock on February 24, 2009, or upon commencement of his employment, whichever is later. These restricted shares will vest in  1/2 increments upon each anniversary of the date of grant. In addition, provided Mr. Gilligan remains actively employed by the Company as of the date the

Company awards equity compensation to other executive officers for fiscal year 2009, the Company will grant Mr. Gilligan equity-based awards in the form of stock options, restricted stock or a combination thereof with an aggregate value of at least $1,000,000. The exercise price of any stock options and the value of any restricted stock granted in connection with this equity grant will be the fair market value (as defined in the Company’s equity incentive plan) of the Company’s common stock as of the date of grant. The value of any stock option in connection with this equity grant will be based on the Black-Scholes value calculation method.

Severance Eligibility: Mr. Gilligan will participate in and be eligible for severance and benefits under the terms of the Company’s senior executive severance plan, subject to certain modifications. Mr. Gilligan will become a participant in the plan on the date he commences employment. In the event Mr. Gilligan’s employment is involuntarily terminated without Cause (as defined in the Company’s senior executive severance plan), he is eligible to receive an amount equal to three times his annual base salary in effect at the time of termination, payable over a 24-month period. The other terms and conditions of the senior executive severance plan, including those for termination in connection with a Change in Control (as defined in the Company’s senior executive severance plan) and a requirement that he sign a release of claims to receive any severance, will apply to Mr. Gilligan to the same extent as to other plan participants.

Confidentiality and Noncompetition: Effective January 20, 2009, Mr. Gilligan has also executed the Company’s standard confidentiality, non-competition and inventions agreement. Among other things, this agreement restricts Mr. Gilligan for a period of 12 months after his employment ends for any reason from performing services for any Competitor (as defined in the confidentiality, non-competition and inventions agreement) or from soliciting any employee or independent contractor to cease working for the Company.

The preceding description of Mr. Gilligan’s compensation is only a summary. The complete terms of his employment are set forth in his employment agreement, which is included as Exhibit 10.1 to this current report, which is incorporated by reference into this Item 5.02. The press release announcing Mr. Gilligan’s employment, which is included as Exhibit 99.1 to this current report, is also incorporated by reference into this Item 5.02.

STEPHEN G. SHANK

Upon commencement of Mr. Gilligan’s employment, Stephen G. Shank will resign as our Chief Executive Officer. For a period of time, Mr. Shank will remain in an advisory role to assist with Mr. Gilligan’s transition. Mr. Shank will also remain Chairman of our board of directors.

Item 9.01.	Financial Statements and Exhibits.

10.1*	Employment Agreement between Capella Education Company and J. Kevin Gilligan, dated January 20, 2009.

99.1	Press Release dated January 23, 2009.

*	Compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: January 23, 2009	By	/s/ Gregory W. Thom
Gregory W. Thom
Vice President, General Counsel and Secretary